EXHIBIT 23.2

Consent of the Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2003 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan of Rainmaker Systems, Inc. of our report dated January 26, 2004 with respect to the consolidated financial statements and schedule of Rainmaker Systems, Inc. as of and for the two years in the period ended December 31, 2003, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

March 14, 2005